                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              HANDLEMAN COMPANY
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              HANDLEMAN COMPANY
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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
                              HANDLEMAN COMPANY

                                ______________


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD SEPTEMBER 9, 1997



To the Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Handleman Company (the "Company") to be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Tuesday, September 9, 1997, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

     (1) To elect three Directors of the Company to serve until the Annual Meeting of Shareholders in 2000.

     (2) To approve an amendment to the Company's 1992 Performance Incentive Plan to meet certain requirements of Section 162(m) of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder.

     (3) To consider such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 14, 1997 will be entitled to vote at the meeting.

     Your attention is called to the attached proxy statement and accompanying proxy. It is important that your shares be represented and voted at the Annual Meeting, regardless of whether or not you plan to attend in person. You are therefore urged to sign, date and return the accompanying proxy card promptly in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

     A copy of the Annual Report of the Company for the fiscal year ended May 3, 1997 accompanies this Notice.

                                        By Order of the Board of Directors,




                                        LEONARD A. BRAMS, Secretary


Troy, Michigan
July 30, 1997

                               HANDLEMAN COMPANY
                              500 KIRTS BOULEVARD
                           TROY, MICHIGAN 48084-4142
                                _______________

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD SEPTEMBER 9, 1997

GENERAL INFORMATION

     The Annual Meeting of Shareholders of Handleman Company (the "Company") will be held at the Somerset Inn, 2601 West Big Beaver, Troy, Michigan 48084-3390, on Tuesday, September 9, 1997, at 2:00 p.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and the proxy is July 30, 1997.

     It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. The shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. The expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its Directors, Officers and employees. In addition, the Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at a fee not to exceed $4,000 plus out-of-pocket expenses. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it at any time before it is voted.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only holders of record of shares of $.01 par value common stock (the "Common Stock") at the close of business on July 14, 1997 are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On such record date, the Company had issued and outstanding 33,367,619 shares of Common Stock.

     Based on information filed with the Securities and Exchange Commission ("SEC"), or otherwise provided to the Company, as of July 14, 1997, (a) the Ryback Management Corporation, advisor to the Lindner Funds, 7711 Carondelet Avenue, Suite 700, P.O. Box 16900, St. Louis, Missouri 63105, owns 6,336,000 shares (19.0%) of the Company's outstanding Common Stock, (b) Joseph L. Harrosh, 40900 Grimmer Blvd., Fremont, California 94538, owns 3,165,500 shares (9.5%) of the Company's outstanding Common Stock, and (c) the State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707, owns 3,157,100 shares (9.5%) of the Company's outstanding Common Stock. Management does not know of any other person who, as of July 14, 1997, beneficially owned more than 5% of the Company's Common Stock.

                           I.  ELECTION OF DIRECTORS

     The Board of Directors proposes that Messrs. Stephen Strome, James B. Nicholson and Lloyd E. Reuss be elected as Directors of the Company to hold office until the Annual Meeting of Shareholders in 2000 or until their successors are elected and qualified. The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the nominees named above, unless such proxies are marked to the contrary. The three nominees receiving the greatest number of votes cast at the Meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast. In case any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holders.

     The following information is furnished with respect to each nominee for election as a Director, each person whose term of office as a Director will continue after the Meeting and each Executive Officer of the Company as of May 3, 1997 named in the Summary Compensation Table herein.

                                                                                                              Percentage of
                                                                                                  Shares      Total Common
                                                                                                of Common     Stock of the
                                                                                                  Stock         Company
                                                         Positions and Offices                 Beneficially   Beneficially   Term
Name and Year First                                    with the Company and Other               Owned as of    Owned as of    to
  Became a Director                Age                    Principal Occupations               July 14, 1997   July 14, 1997  Expire
------------------------------------------------------------------------------------------------------------------------------------
                                       NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM
Stephen Strome (1989)............ 52   President and Chief Executive Officer of the
                                       Company ................................................    305,782  (2)     *          2000
James B. Nicholson (1991)........ 54   President and Chief Executive Officer of
                                       PVS Chemicals, Inc. ....................................      2,600          *          2000
Lloyd E. Reuss (1993)............ 61   Former President of General Motors Corporation .........      6,200          *          2000

                                       DIRECTORS CONTINUING IN OFFICE
David Handleman (1946)........... 81   Chairman of the Board ..................................    367,667  (1)   1.1%         1999
Richard H. Cummings (1962)....... 75   Retired Senior Vice Chairman of the Board of
                                       Directors of NBD Bancorp, Inc. and of NBD Bank .........      7,000          *          1999
Gilbert R. Whitaker, Jr. (1990).. 65   Dean and Professor of Business Economics,
                                       Jesse Jones Graduate School of Administration,
                                       Rice University ........................................      3,000          *          1999
Alan E. Schwartz (1969).......... 71   Partner of the law firm of Honigman Miller
                                       Schwartz and Cohn ......................................        895          *          1998
John M. Barth (1995)............. 51   Executive Vice President of Johnson Controls, Inc. .....          0          *          1998

                                       OTHER EXECUTIVE OFFICERS
Peter J. Cline................... 50   Executive Vice President - President of Handleman
                                       Entertainment Resources ................................     59,842  (2)     *           --
Lawrence R. Hicks................ 52   Executive Vice President - Sales and
                                       Merchandising ..........................................     82,508  (2)     *           --
Arnold Gross..................... 56   Senior Vice President - President of Handleman
                                       International (4) ......................................     13,795  (2)     *           --
Thomas C. Braum, Jr. ............ 42   Vice President - Corporate Controller ..................     23,822  (2)     *           --

All Directors and Executive Officers as a group (14 persons) ...................................    876,576 (3)   2.6%          --
____________________

* Less than 1%


(1) Mr. Handleman owns outright and has the sole voting and investment power for 367,667 shares. The number of shares shown above does not include 243,175 shares owned outright by Marion Handleman, his wife. Mr. Handleman disclaims beneficial ownership of the shares owned by his wife.

(2) The number shown above as beneficially owned by Messrs. Strome, Cline, Hicks, Gross and Braum includes 274,524, 50,000, 74,667, 13,340 and 20,750 shares, respectively, which they have the right to acquire within 60 days of July 14, 1997 pursuant to the Company's stock option plans (assuming, in certain instances that the stock price reaches certain levels -- see "Aggregated Option Exercise in the Last Fiscal Year and Fiscal Year-End Option Values"), 14,783, 8,845, 7,478, 3,478 and 2,832 shares which represent restricted stock awards granted to Messrs. Strome, Cline, Hicks, Gross and Braum, respectively, and 390, 195, 363, 20 and 240 shares, respectively, which have been credited to each of Messrs. Strome, Cline, Hicks, Gross and Braum under the Company's salary deferral plan (the "401(k) Plan").

(3) All Executive Officers and Directors of the Company as a group (14 persons) beneficially owned 876,576 shares (2.6%) of the Company's outstanding Common Stock as of July 14, 1997, including 433,281 shares which they have the right to acquire within 60 days of that date pursuant to the Company's stock option plans, 37,416 shares representing restricted stock awards granted in June 1995, and 1,208 shares which have been credited to them under the 401(k) Plan. The total excludes 243,175 shares held by spouses of the Company's Executive Officers and Directors.

(4) Mr. Gross was designated Senior Vice President-President of Handleman International effective June 24,1997.

OTHER INFORMATION RELATING TO NOMINEES AND DIRECTORS

     Following each Director's name and the year in which he first became a Director is a brief account of the business experience of each nominee and Director of the Company during the past five years.

DAVID HANDLEMAN 1946
     Mr. Handleman has served as Chairman of the Board since December 1, 1974. Mr. Handleman was also Chief Executive Officer from December 1, 1974 to March 9, 1988 and from December 12, 1989 to May 1, 1991. Mr. Handleman retired as an Officer and employee of the Company effective July 1, 1993, but is continuing in the non-officer position of Chairman of the Board. Mr. Handleman also performs services for the Company as part of an advisory and non-compete agreement entered into with the Company in 1989.

RICHARD H. CUMMINGS 1962
     Mr. Cummings is the retired Senior Vice Chairman of the Board of Directors of NBD Bancorp, Inc. and NBD Bank. Mr. Cummings is also a Director of Howell Industries, Inc.

ALAN E. SCHWARTZ 1969
     Mr. Schwartz is a partner of the law firm of Honigman Miller Schwartz and Cohn, Detroit, Michigan, which firm serves as general counsel for the Company. It is expected that such law firm will continue to be retained by the Company in the current fiscal year. Mr. Schwartz is also a director of the following corporations: Core Industries Inc, the Detroit Edison Company, DTE Energy Company, Howell Industries, Inc., Pulte Corporation and Unisys Corporation.

STEPHEN STROME 1989
     Mr. Strome has served as President and Chief Executive Officer of the Company since May 1, 1991. From May 3, 1990 through April 30, 1991, Mr. Strome served as President and Chief Operating Officer of the Company. From June 7, 1989 through May 2, 1990, Mr. Strome served as Executive Vice President and Chief Operating Officer of the Company.

GILBERT R. WHITAKER, JR. 1990
     Mr. Whitaker has served as Dean and Professor of Business Economics, Jesse Jones Graduate School of Administration, Rice University, since July 1, 1997. From September 1, 1995 through June 30, 1997, he was Professor of Business Economics and Provost Emeritus, the University of Michigan. Mr. Whitaker served as Provost and Executive Vice President for Academic Affairs, the University of Michigan from September 1, 1993 to August 31, 1995. From September 1, 1990 through August 31, 1993, Mr. Whitaker served as Provost and Vice President for Academic Affairs, the University of Michigan. Mr. Whitaker is a director of the following corporations: Johnson Controls, Inc., Lincoln National Corporation and Structural Dynamics Research Corporation.

JAMES B. NICHOLSON 1991
     Mr. Nicholson has served as President and Chief Executive Officer of PVS Chemicals, Inc. since 1979. Mr. Nicholson is a director of PVS Chemicals, Inc. and North American Mortgage Company. Mr. Nicholson is also Chairman of the Board of Amerisure Companies.

LLOYD E. REUSS 1993
     Mr. Reuss served as General Motors Corporation's Executive Vice President of New Vehicles and Systems from April 6, 1992 through his retirement on January 1, 1993. Mr. Reuss served as President of General Motors Corporation from August 1, 1990 through April 5, 1992. Mr. Reuss is a director of Core Industries Inc, International Speedway Corporation and U.S. Sugar Corporation. He is also Vice Chairman of the Board of Directors of Detroit Mortgage & Realty.

JOHN M. BARTH 1995
     Mr. Barth has served as Executive Vice President of Johnson Controls, Inc. since October 1, 1992. Mr. Barth served as Vice President and General Manager of the Plastics Technology Group and the Automotive Systems Group of Johnson Controls, Inc. from March 27, 1990 to September 30, 1992. Mr. Barth is a director of Comerica Bank-Ann Arbor, N.A. and Edwards Brothers.

     During the fiscal year ended May 3, 1997, the Board of Directors held five meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Executive Committee. The current members of the Executive Committee are David Handleman (Chairman), Richard H. Cummings, Alan E. Schwartz and Stephen Strome. The Executive Committee meets on call and has authority to act on most matters between Board meetings. During fiscal year 1997, the Executive Committee held six meetings.

     The Company has a standing Audit Committee. The current members of the Audit Committee are Richard H. Cummings (Chairman), John M. Barth and Lloyd E. Reuss. During fiscal year 1997, the Audit Committee held five meetings. The duties of the Audit Committee are briefly: recommending to the Board of Directors the retention or discharge of the independent public accountants; reviewing the arrangements and scope of the audit and non-audit engagements and the compensation of the independent public accountants; reviewing with the independent public accountants and the Company's financial officers the adequacy of the Company's internal auditing, accounting and financial controls; reviewing major changes in accounting policies; and reviewing the scope, status and results of examinations conducted by the internal audit department of the Company.

     The Company has a standing Compensation and Stock Option Committee. The current members of the Compensation and Stock Option Committee are James B. Nicholson (Chairman), Lloyd E. Reuss and Gilbert R. Whitaker, Jr. During fiscal year 1997, the Committee held three meetings and made recommendations to the Board of Directors. The duties of the Committee are: recommending to the Board of Directors the remuneration arrangements for senior management; recommending to the Board of Directors compensation plans in which Officers are eligible to participate; and granting stock options, stock appreciation rights and restricted stock awards under the Company's 1992 Performance Incentive Plan.

     The Company has a standing Nominating Committee. The current members of the Nominating Committee are Alan E. Schwartz (Chairman), John M. Barth, James
B. Nicholson and Stephen Strome. During fiscal year 1997, the Nominating Committee held one meeting. The Nominating Committee considers the performance of incumbent Directors and recommends to the shareholders nominees for election as Directors. The Nominating Committee will consider nominees for Directors recommended by shareholders, which recommendations for the 1998 Annual Meeting of Shareholders should be submitted to the Chairman of the Nominating Committee at the Company's executive offices, no later than March 9, 1998.

     Each of the incumbent Directors, except for Mr. Reuss, attended at least 75% of the meetings held during fiscal 1997 by the Board and by each Committee of which he is a member.


CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Mr. David Handleman, Chairman of the Board of the Company since 1974, retired as an Officer and employee of the Company effective July 1, 1993. Mr. Handleman continues as a Director of the Company and as the non-officer Chairman of the Board. Effective July 1, 1993, and during his lifetime, Mr. Handleman will receive annual payments of $300,000 per year in consideration of his performance of advisory and related services to the Company and execution of a non-competition covenant entered into with the Company in 1989. Such amount is in addition to the annual amount ($288,564) Mr. Handleman receives pursuant to the Company's pension plan. In addition, the Company paid $81,021 for certain life insurance, health insurance, automotive and club dues benefits for Mr. Handleman pursuant to his agreement with the Company.


COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION OF DIRECTORS

     Officers of the Company who are Directors do not receive any additional compensation for services as a Director or as a Committee member. All other Directors receive annual retainers of $18,000 and meeting fees of $1,000 for each Board of Directors meeting attended. Each member on a Committee of the Board of Directors was paid at the rate of $750 for each Committee meeting attended. Non-Committee Directors who are requested in advance to participate in any Committee meeting are paid the $750 meeting fee. In addition, during fiscal year 1997, each Committee Chairman received an annual fee of $3,000. Directors are reimbursed for travel and other expenses related to attendance at Board and Committee meetings. The Company has adopted a Director Retirement Plan which provides that after 10 years of service any non-employee Director will be, upon retirement, entitled to receive 50% of the annual Director fee then in effect for the lesser of the number of years the participant served as a non-employee Director of the Company or the life of the participant. The Company has approved a Deferral Plan For Payment of Director Fees which permits members of the Board of Directors to elect to defer to a future date all or any portion of their Director fees (including retainer fees, attendance fees and Committee fees), with interest to be added to deferred amounts. Mr. David Handleman is not entitled to receive any Director or Committee member fees during the term of his advisory agreement. See "Certain Transactions with Executive Officers and Directors" for additional information regarding amounts paid to Mr. Handleman for advisory services.

     Under resolutions of the Board of Directors presently in effect, if a Corporate, Division or Subsidiary Officer or Director should die while serving in such capacity, the Company will pay to the surviving spouse, or if there is no surviving spouse then to the decedent's estate, the equivalent of one year's salary (excluding bonuses) based upon the amount being received by the decedent at the time of his or her death, in 24 equal monthly installments commencing one month after death.

SUMMARY COMPENSATION TABLE

     The following table sets forth information for each of the fiscal years ended April 29, 1995, April 27, 1996 and May 3, 1997 concerning the compensation of the Company's Chief Executive Officer and each of the Company's other four most highly compensated Executive Officers as of May 3, 1997 (collectively, the "named Executive Officers") whose annual salary and bonus exceeded $100,000 and an Executive Officer who resigned prior to May 3, 1997.

                                          Annual Compensation                            Long-Term Compensation
                                    --------------------------------   ----------------------------------------------------------
                                                          (2)                  (5)                                    (7)
                                                       Other Annual   Restricted Stock      Options/SARs           All Other
            (1)             Fiscal  Salary    Bonus    Compensation         Awards       Underlying Securities    Compensation
Name and Principal Position  Year    ($)      ($)         ($)                (#)                  (#)               ($)

---------------------------------------------------------------------------------------------------------------------------------
Stephen Strome               1997    425,000       --      --                    --                 59,000         1,177
 President and Chief         1996    422,692       --      --                14,783                115,000           717
 Executive Officer           1995    403,077  115,000      --                    --                     --            --

Peter J. Cline               1997    260,769   33,000      --                    --                 15,000           515
 Executive Vice President    1996    252,692       --      --                 8,845                 30,000         1,302
 - President of Handleman    1995    240,000   47,000  36,372  (3)               --                 30,000            --
   Entertainment Resources

Lawrence R. Hicks            1997    215,000       --      --                    --                 13,000           916
 Executive Vice President    1996    213,769       --      --                 7,478                 25,000         1,081
 - Sales and Merchandising   1995    204,845   40,575      --                    --                     --            --

Arnold Gross                 1997    163,077   15,000  75,996  (4)               --                 10,000           129
 Senior Vice President       1996    137,254   25,000  66,035  (4)            3,478                 20,000            --
 - President of Handleman    1995    120,000    5,000  88,293  (4)               --                     --            --
   International

Thomas C. Braum, Jr.         1997    117,020   22,200      --                    --                  3,500           959
 Vice President              1996    112,846       --      --                 2,832                     --           750
 - Corporate Controller      1995    105,752   20,900      --                    --                     --            --

Richard J. Morris (6)        1997    198,850       --      --                    --                     --         1,023
 Senior Vice President       1996    185,308       --      --                    --                     --         1,500
 - Finance, Chief Financial  1995    174,731   34,500      --                    --                     --            --
   Officer and Secretary

---------------------
(1) Salary deferred by Executive Officers pursuant to the Company's 401(k) Plan follows:


                                             1997                   1996                 1995
                                             -----                  -----                -----
                     Stephen Strome          4,871                  3,468                3,120
                     Peter J. Cline          2,269                  6,000                   --
                     Lawrence R. Hicks       3,744                  4,323                   --
                     Arnold Gross              775                     --                   --
                     Thomas C. Braum         3,891                  3,000                   --
                     Richard J. Morris       4,965                  6,000                   --


(2) Non-cash compensation did not exceed the lesser of $50,000 or 10% of individual cash compensation for any Executive Officer other than noted below for Messrs. Cline and Gross.

(3) Includes $1,740, $6,930 and $27,702 paid during fiscal 1995 to or on behalf of Mr. Cline for certain life insurance, automobile benefits and relocation expenses, respectively.

(4) Includes net payments to or on behalf of Mr. Gross for certain life insurance, automobile benefits, relocation expenses and housing expenses as follows:


                           INSURANCE  AUTO   RELOCATION  HOUSING  TOTAL
                           ---------  -----  ----------  -------  ------
                     1997      1,275  7,217  67,504      --       75,996
                     1996      1,222  6,971  17,503      40,339   66,035
                     1995        799  6,486  37,370      43,638   88,293


(5) Restricted shares granted during the fiscal year ended April 1995 were issuable if consolidated return on shareholders' equity exceeded a predetermined threshold of performance in the fiscal 1995 through fiscal 1997 performance period. The threshold performance level was not met and, therefore, the restricted stock awards of 13,748, 8,048, 6,802, 2,874 and 2,551 shares granted to Messrs. Strome, Cline, Hicks, Gross and Braum, respectively, were canceled.

(6) Mr. Morris resigned as an Executive Officer of the Company on April 22, 1997. Accordingly, stock options granted on June 16, 1993, June 14, 1995 and June 12, 1996 of 20,000, 25,000 and 13,000 shares, respectively, and restricted stock granted on June 15, 1994 and June 14, 1995 of 13,748 and 14,783 shares were canceled upon his termination of employment. Leonard
     A. Brams joined the Company on June 2, 1997 as Senior Vice President/Finance, Chief Financial Officer and Secretary succeeding Mr. Morris. Mr. Brams formerly served as Vice President/Administration and Chief Financial Officer of Talon LLC. Prior to his position with Talon, Mr. Brams was Vice President/Finance with United Technologies Automotive Corporation.

(7) Represents amounts contributed to the named Executive Officers' 401(k) Plan accounts for the Company matching of employee contributions.

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table provides details regarding stock options granted to the named Executive Officers in the last fiscal year.






                                                                                                                 (5)
                                                                                                     Potential Realizable Value at
                                             (3)                                                        Assumed Annual Rates of
                                         % of Total                                                    Stock Price Appreciation
                        (1)            Options Granted       (4)                                           For Option Term
                       Number of       to Employees in   Exercise Price                           ---------------------------------
    Name             Options Granted      Fiscal Year      Per Share         Expiration Date           5%           10%
------------------------------------------------------------------------------------------------------------------------------------

Stephen Strome          59,000             14.5%            $ 6.75           June 11, 2006  (6)        $250,750      $634,250
                        48,750  (2)        12.0%            $7.125           June 15, 2003             $218,156      $553,556

Peter J. Cline          15,000              3.7%            $ 6.75           June 11, 2006  (6)        $ 63,750      $161,250

Lawrence R. Hicks       13,000              3.2%            $ 6.75           June 11, 2006  (6)        $ 55,250      $139,750

Arnold Gross            10,000              2.5%            $ 6.75           June 11, 2006  (6)        $ 42,500      $107,500

Thomas C. Braum, Jr.     3,500               .9%            $ 6.75           June 11, 2006  (6)        $ 14,875      $ 37,625

---------------------
(1) In February 1997, the Compensation and Stock Option Committee and the Board of Directors adopted a new program concerning repricing of existing stock options and requiring a level of Company stock ownership by key employees. The first element provides an opportunity to key employees (including the named Executive Officers) to reprice outstanding stock options ("Repricing Program") if the optionee concurrently purchases shares of the Company's Common Stock. The second element of the program establishes guidelines for ownership ("Stock Ownership Program") of the Company's Common Stock by key employees. The Repricing Program and Stock Ownership Program are described in this Proxy Statement under the Report of the Compensation and Stock Option Committee.

(2) 48,750 options were granted on April 2, 1997 to Mr. Strome pursuant to the Repricing Program.

(3) The total number of shares subject to options granted to employees in fiscal 1997 was 406,975.

(4) The exercise price (which corresponded to the fair market value of the Common Stock on the date of grant) may be paid in cash, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation and Stock Option Committee has approved the issuance of reload options in certain circumstances and with certain restrictions. A reload option is an option granted to an employee when the employee exercises an option using previously owned shares.

(5) The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 1997, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the optionee's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(6) The options become exercisable up to 25% on or after June 12, 1998 and prior to June 11, 1999; up to 50% on or after June 12, 1999 and prior to June 11, 2000; up to 100% on or after June 12, 2000.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     There were no stock options exercised by the named Executive Officers during the fiscal year ended May 3, 1997. The following table sets forth the number of shares covered by both exercisable and non-exercisable stock options as of the last day of the fiscal year. The exercise price of all outstanding stock options, exercisable or unexercisable, held by such persons on May 3, 1997 was higher than the market price ($6.625 per share) of the Company's Common Stock as of such date. The number of exercisable stock options shown in the following table includes options exercisable within 60 days of July 14, 1997 when the Company's stock price reaches certain levels.



                                                  Number of
                                                 Unexercised
                                              Options at Fiscal
                                                  Year-End
                                                Exercisable/
                  Name of Individual            Unexercisable
                  -------------------          -----------------

                 Stephen Strome
                  Exercisable.......................... 274,524
                  Unexercisable........................  97,333

                 Peter J. Cline
                  Exercisable..........................  50,000
                  Unexercisable........................  25,000

                 Lawrence R. Hicks
                  Exercisable..........................  74,667
                  Unexercisable........................  21,333

                 Arnold Gross
                  Exercisable..........................  13,340
                  Unexercisable........................  16,660

                 Thomas C. Braum, Jr.
                  Exercisable..........................  20,750
                  Unexercisable........................   3,500

PENSION PLAN

     The Company has a pension plan (the "plan") covering all employees of the Company who have reached the age of 21 and completed one year of service, except for employees covered by a collective bargaining agreement which does not provide for plan coverage. The plan provides pension benefits, death benefits and disability benefits for covered employees. For the fiscal year ended May 3, 1997, employees with five or more years of service were entitled to monthly pension benefits beginning at normal retirement age (65). The computation of benefits under the plan is based upon a formula which takes into consideration retirement age, years of service up to 30 years, average annual compensation during the highest five consecutive year period within the 10 years preceding retirement and the average of the taxable wage base for social security purposes over the employee's career. The plan permits early retirement at ages 55-64 for employees with 10 or more years of service. A death benefit equal to a portion of the employee's accrued benefit is paid to the employee's spouse if the employee dies after becoming vested under the plan. An employee with 10 or more years of service whose employment by the Company terminates prior to his or her normal retirement date due to his or her permanent and total disability is entitled to receive a disability retirement benefit.

     The compensation covered by the plan includes all earnings from the Company as reported on the employee's W-2 form, for base pay plus overtime and bonus payments only, plus salary deferrals under the Company's 401(k) Plan, up to a maximum of $160,000 for calendar year 1997.

     The following table illustrates current annual benefits payable under the plan upon retirement at age 65 to persons in certain compensation and years of service classifications. The benefits are computed on the basis of a straight life annuity and are not subject to deductions for social security or other offset amounts.


             Final Average  Ten Years   Twenty Years  Thirty Years
             Compensation   of Service   of Service    of Service
             -------------------------------------------------------

             $160,000*        $20,495     $40,990       $61,486


* Compensation which may be considered for any purpose under a qualified pension plan is limited for 1997 to $160,000.

     The Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1997 is $125,000.

     As of May 3, 1997, the credited years of service under the plan for the Executive Officers were as follows: 19 for Stephen Strome; 23 for Lawrence R. Hicks; 12 for Thomas C. Braum, Jr.; 3 for Peter J. Cline and 3 for Arnold Gross.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company sponsors a supplemental executive retirement plan (the "SERP") covering a select group of management employees of the Company. The SERP provides supplemental retirement income and death and disability benefits. Covered employees with five or more years of service are entitled to monthly retirement income beginning at normal retirement age (65). The SERP permits early retirement at ages 55-64 for employees with 10 or more years of service. The computation of benefits under the SERP is based upon a formula which takes into consideration retirement age, years of service up to a maximum of 30 years and average annual compensation during the highest five consecutive years within the 10 years preceding retirement. A death benefit equal to a portion of the employee's accrued benefit is paid to the employee's spouse if the employee dies after becoming vested under the SERP. An employee with 10 or more years of service whose employment by the Company terminates prior to his or her normal retirement date due to his or her total and permanent disability is entitled to receive a disability retirement benefit.

     The compensation covered by the SERP includes all earnings from the Company as reported on the employee's W-2 form, for base pay, overtime and bonus payments, plus salary deferrals under the Company's 401(k) Plan. No maximum applies to compensation covered under the SERP.

     The benefit amount calculated under the formula is computed on the basis of a straight life annuity and is subject to an offset by benefits provided under the pension plan.

     The following table illustrates current annual benefits payable under the SERP upon normal retirement at age 65 to persons in certain compensation and years of service classifications. These benefits are in addition to benefits payable under the Company pension plan.


             Final Average  Ten Years   Twenty Years  Thirty Years
             Compensation   of Service   of Service    of Service
             ---------------------------------------------------------

                  $250,000     $17,005      $ 34,010      $ 51,014
                   350,000      32,005        64,010        96,014
                   450,000      47,005        94,010       141,014
                   550,000      62,005       124,010       186,014


     As of May 3, 1997, the credited years of service under the SERP for the Executive Officers were as follows: 19 for Stephen Strome; 23 for Lawrence R. Hicks; 12 for Thomas C. Braum, Jr.; 3 for Peter J. Cline and 3 for Arnold Gross.

CHANGE IN CONTROL AGREEMENTS

     Effective March 17, 1997, the Company entered into Change in Control Agreements (the "Agreements") with Stephen Strome and Peter J. Cline in the event their employment is terminated as a result of, or in the connection with, a change in control (as defined in the Agreements). The Agreements end December 31, 1999 and are automatically renewed to December 31 of each subsequent year unless and until the Company or the Executive Officer sends a written notice of termination to the other party.

     In event of termination of employment or other specified changes in the employment relationship within 24 months following a change in control, the Agreements generally provide for payments of accrued salary and bonus not paid plus a severance payment equal to 2.99 times the sum of base salary and the average of the annual bonus accrued during the three fiscal years prior to the termination date. The Agreements also entitle each Executive to continue participation in the Company's life and health insurance benefits for 36 months following the termination date. In addition, all stock options granted to the Executive Officer under the Company's 1992 Performance Incentive Plan or any other incentive plan or arrangement will become 100% vested and immediately exercisable.

     Based on current salaries, if Messrs. Strome or Cline had terminated their employment as of May 31, 1997 under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of $1,385,366 and $859,434, respectively.

Performance Graph

     The following line graph compares the cumulative total shareholder return for the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Russell 2500 Index, for the past five-year period.

                                 [LINE GRAPH]

                              1992  1993  1994  1995  1996  1997
                              ----  ----  ----  ----  ----  ----
                Handelman     100   103    80    82    48    49
                S&P 500       100   112   118   139   181   227
                Russell 2500  100   113   128   140   187   197


     Assumes an investment of $100 in the Company's Common Stock, the S & P 500 Composite Index and Russell 2500 Index as of the last day of fiscal 1992. It shows the cumulative total return for the Company's last five fiscal years assuming reinvestment of dividends.

     The Company does not believe it feasible to provide a peer group comparison since any entities that could conceivably be deemed "peers" are either privately-held companies or subsidiaries or divisions of larger publicly-held companies. Therefore, the Company has selected the Russell 2500 Index on the basis of similar market capitalization.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

INTRODUCTION

     The Compensation and Stock Option Committee (the "Committee") of the Board is composed of three independent non-employee Directors who have no interlocking relationships as defined by the SEC. The members of the Committee are Messrs. James B. Nicholson (Chairman), Lloyd E. Reuss and Gilbert R. Whitaker, Jr. The Committee establishes the compensation policy for the Company's executives and reviews the salaries, bonuses and stock incentives of each of the Executive Officers including the Chief Executive Officer. The Committee administers the Company's 1992 Performance Incentive Plan.

GENERAL POLICIES

     The Company's compensation policies reflect its belief that the compensation of its key employees (including Executive Officers) should: (1) provide a compensation program that motivates key employees to achieve their strategic goals by tying compensation to the performance of the Company and applicable business units, as well as, to individual performance; (2) provide compensation reasonably comparable to that offered by other leading companies to attract and retain talented executives; and to (3) align the interests of its key employees with the long-term interests of the Company's shareholders through the award of stock incentives. The compensation packages offered to key employees are based on the review of compensation survey studies and the advice of compensation consultants. In assessing salary levels from a comparability standpoint, the Committee refers to compensation surveys based on different groups of corporations with approximately the same sales volume as the Company.

     The Committee has not taken into the account the impact of Section 162(m) of the Internal Revenue Code (which disallows certain deductions for executive compensation exceeding $1,000,000 per year) in determining the level of executive compensation since there is no immediate relationship between the Company's compensation levels and the provisions of Section 162(m).

BASE SALARIES

     Base salaries are established by analyzing and evaluating the responsibilities of a given position and a comparison of compensation levels of similar positions in the competitive marketplace on both a regional and national basis. Each position is included in a structure of graduated salary levels that have been set up by reference to the pay practices of the companies included in the outside consultant's compensation surveys. Salary levels are reviewed annually and are subject to adjustment based on the general movement in salaries in the job market, as well as the individual's job performance, contributions to the Company and changes in job responsibilities.

BONUSES

     The Company's bonus program is intended to encourage and reward the achievement of corporate objectives. Under the Company's bonus program, the Committee establishes a bonus pool and specific bonus payments based on a targeted return on beginning shareholders' equity. Key management employees participate in the bonus program. Awards under the program are based, first, on attaining the targeted return on equity and, second, on each participant's contribution to the Company's business results based on both quantitative results and subjective performance review. Bonuses are paid annually, based upon whether the participant meets annual objectives. In 1997, Messrs. Cline, Gross and Braum received bonuses based on their individual initiative and contribution to corporate performance.

STOCK PLANS

     The Company's shareholders approved the adoption of the Handleman Company 1992 Performance Incentive Plan (the "Plan") which authorizes the granting of stock options, stock appreciation rights and restricted stock.

     The Committee believes that stock ownership by key employees (including Executive Officers) and stock-based performance compensation arrangements foster an interest in the enhancement of shareholder value and thus align management's interests with that of the shareholders. In fiscal 1997, stock options were awarded pursuant to the Plan to key employees in amounts reflecting the participant's position and ability to influence the Company's overall performance. In determining the size of individual awards, the Committee considered the amount of options outstanding and previously granted, both in the aggregate and with respect to the particular executive, and the amount of options remaining available for grant under the Plan. The Committee's policy has been to utilize vesting periods to encourage key employees to continue in the employ of the Company, and to grant options to provide a long-term incentive. The exercise price of the options is based on the fair market value of the underlying shares on the date of the grant. Thus, such options have value only if the price of the underlying share increases.

     There were no restricted shares awarded in fiscal 1997. Restricted shares are held in the custody of the Company and vest only if specified returns on shareholders' equity are reached. These shares are treated as outstanding for purposes of calculating earnings per share and may be voted by the participant. Cash dividends are paid on the restricted stock holdings on the normal dividend payment dates. Dividends have not been paid on the Company's Common Stock since January 10, 1996. The number of shares which may vest will be prorated to the extent the performance goals are achieved. If the minimum performance goals under which an award is issued are not satisfied, the shares are forfeited. Restricted shares granted during the fiscal year ended April 1995 were issuable if consolidated return on shareholders' equity exceeded a predetermined threshold of performance in the fiscal 1995 through fiscal 1997 performance period. The threshold performance level for this portion was not met and, therefore, the restricted stock awards of 13,748, 8,048, 6,802, 2874, and 2,551 shares granted to Messrs. Strome, Cline, Hicks, Gross and Braum, respectively, were canceled.

REPRICING PROGRAM AND STOCK OWNERSHIP PROGRAM

     The Committee reviewed the Company's stock option program to ascertain whether it was meeting its objective of encouraging stock ownership among key employees and providing additional motivation for them to align their interests with those of the shareholders. The Company's stock price has declined over the past several years despite what the Committee believes to be a positive overall performance by the executive staff. As a result, most of the outstanding stock options are underwater (i.e. the market price of the Company's Common Stock is less than the exercise price for the applicable stock options).

     The Committee engaged an independent consulting firm to provide assistance and recommendations to it. The consulting firm reviewed both the current status of the outstanding stock options and of overall employee stock ownership and made proposals for accomplishing the interdependent goals of executive motivation (as well as retention and attraction of key employees) and shareholder value creation.

     The Committee made its recommendations to the Board of Directors, which then adopted during fiscal 1997 a new program concerning existing stock options and requiring a level of Company stock ownership by key employees. The program consists of two related elements. The first (the Repricing Program) is that an employee holding outstanding stock options will have the right to reduce the present exercise price of his or her stock options if the optionee concurrently purchases shares of the Company's Common Stock. For each Company common share purchased, the optionee would be able to reduce the exercise price on the optionee's existing stock options for 7.5 shares of stock to an exercise price equal to the price of the purchased share (which was accomplished through cancellation of such underwater options and grant of new options at the price of the purchased share at the 7.5 to 1 ratio). Common shares purchased for this purpose by the employee generally cannot be sold or transferred for five years. In order to comply with this program, the optionee will have to purchase the Company Common Stock before April 1, 1998. From and after April 1, 1998, this Repricing Program will no longer be in effect. The new stock options will be Nonqualified Options and will have a term of 10 years from the date of purchase of Common Stock, less the time that has already occurred from the date of the original option grant.

     The second element of the program establishes guidelines for ownership of Common Stock by key employees (the "Stock Ownership Program"). The Company adopted certain minimum stock ownership guidelines for key management. For the Chief Executive Officer it is expected that he would own shares having a value of 3 times his base salary. For other members of management the value of shares owned would range from .33 to 2.0 times base salary.

     The employees will be given until April 30, 2002 (five years) to achieve the stock ownership guidelines, which may be satisfied through direct ownership of shares, including shares received upon exercise of options and shares
purchased and held in connection with the Repricing Program,   Restricted
shares, however, are not taken into account until the shares vest.

     The Company has also adopted minimum stock ownership guidelines for outside Directors. Each outside Director of the Company will be expected to own Handleman Company Common Stock by April 30, 2002 as valued at market price equal to three times the annual retainer paid to the outside Director by the Company. The annual retainer is currently $18,000.

OTHER COMPENSATION

     At various times in the past the Company has adopted certain broad-based employee benefit plans in which key management employees have been permitted to participate and has adopted certain Executive Officer retirement, life and health insurance and automotive plans. Other than with respect to the Company's 401(k) Plan, which includes a Company Common Stock Fund so as to further align employees' and shareholders' long-term financial interests, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The annual base salary earned in fiscal 1997 by Stephen Strome, the Company's Chief Executive Officer, was $425,000, an amount that did not increase materially from his salary in fiscal 1996. Compensation for the Chief Executive Officer is determined through a process similar to that discussed above for executive officers. No bonus was paid to Mr. Strome for fiscal year 1997 since the Company's performance goal under its bonus program was not met. The Chief Executive Officer's bonus is based solely on the Company meeting a targeted return on shareholders' equity. In fiscal 1997, Mr. Strome was awarded a Nonqualified Stock Option grant to purchase 59,000 shares of the Company's stock (see Option Grants in the Last Fiscal Year). The goal of the option is to insure attention to the Company's long-term strategies and objectives, and provide payouts for performance that increases shareholder value. During fiscal 1995, Mr. Strome was awarded 13,748 restricted shares. These shares were to be issued based on the extent that consolidated return on shareholders' equity exceeded the performance target for the fiscal 1995-1997 performance period. The threshold performance level was not met and these shares were canceled (see Long-Term Compensation Awards in the Summary Compensation Table). The Committee believes Mr. Stephen Strome's compensation to be competitive with compensation practices of the companies included in the survey prepared by the outside consultant.

BY THE COMPENSATION AND STOCK OPTION COMMITTEE:

     James B. Nicholson (Chairman)
     Lloyd E. Reuss
     Gilbert R. Whitaker, Jr.

                    II.  PROPOSAL TO AMEND HANDLEMAN COMPANY
                        1992 PERFORMANCE INCENTIVE PLAN

     The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 1992 Performance Incentive Plan (the "Plan") in order to meet certain requirements of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder (the "Regulations").

     At the 1992 Annual Meeting of Shareholders, the shareholders of the Company approved the Plan, under which stock options (both Nonqualified Options and Incentive Options as defined in the Plan), stock appreciation rights and restricted stock may be granted to key employees (the "Participants") of the Company or of any corporation in which the Company owns stock possessing more than 25% of the combined voting power of all classes of stock (a "Subsidiary"). The stock options, stock appreciation rights and restricted stock to be granted or awarded under the Plan relate to shares of the Company's Common Stock.

     Section 162(m) of the Code was enacted after the 1992 Annual Meeting of Shareholders. Under Section 162(m), in the case of any publicly held corporation (which, as defined, would include the Company) no deduction is allowed for federal income tax purposes with respect to any "covered employee" (which, as defined in Section 162(m), would consist of each of the five highest compensated officers of the Company, corresponding to the named Executive Officers as designated in this Proxy Statement) to the extent that the amount of the applicable employee remuneration for a taxable year for such covered employee exceeds $1 million. Applicable employee remuneration would, among other amounts, include compensation recognized by a Participant upon the exercise of Nonqualified Options and stock appreciation rights.

     However, under Section 162(m) applicable employee remuneration would not include remuneration payable solely on account of the attainment of one or more performance goals if certain conditions are specified and satisfied. If the performance-based conditions under Section 162(m) and the Regulations were incorporated into the Plan, remuneration of a covered employee (i.e., a named Executive Officer) on account of the exercise of a Nonqualified Option or stock appreciation right granted under the Plan would be deductible by the Company for federal income tax purposes without regard to the limitations of Section 162(m).

     The Board of Directors believes that it is in the best interests of the Company and its shareholders to be able to offer stock options, stock appreciation rights and restricted stock to key employees (including officers who are also named Executive Officers) in accordance with the terms of the Plan in order to provide increased incentives for such employees to make significant and extraordinary contributions to the long-term performance and growth of the Company, to join the interests of key employees with the interests of shareholders of the Company, and to help the Company attract and retain key employees. At the same time, to the extent that a named Executive Officer would recognize compensation flowing from stock options or stock appreciation rights granted and exercised under the Plan, it is in the Company's best interests to be able to deduct the amount of the compensation recognized by such Participant without the limitations imposed by Section 162(m).

     Accordingly, the purpose of the Amendment is to adopt certain changes to the Plan to meet all of the requirements of Section 162(m) of the Code and the Regulations so that any compensation recognized as a result of exercise of stock options or stock appreciation rights would be treated as performance-based compensation under Section 162(m) and the Regulations and, therefore, would be deductible for federal income tax purposes by the Company without regard to that Section's limitations. It should be noted that compensation of a covered employee attributable to restricted stock awarded under the Plan would generally not constitute qualified performance-based compensation and, therefore, such compensation would be subject to the Section 162(m) deduction limitation.

     Certain transitional rules in effect with respect to the Plan expire with this Annual Meeting of Shareholders. Thus, unless the Amendment is approved by the shareholders, the compensation recognized by a named Executive Officer upon exercise of stock options or stock appreciation rights granted under the Plan after this Annual Meeting would not be deductible by the Company to the extent that such compensation plus the Participant's other remuneration for the taxable year exceeds $1 million. Section 162(m), as well as the current provisions of the Plan, would not affect the deductibility of remuneration received by any Participant who would not be designated as a named Executive Officer. To this date, the $1 million limitation of Section 162(m) has had no impact upon the Company.

     A FULL COPY OF THE PLAN WITH THE PROPOSED LANGUAGE CHANGES FROM THE AMENDMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. THE LANGUAGE THAT WOULD BE OMITTED AS A RESULT OF THE AMENDMENT IS LINED AND THE NEW LANGUAGE PROPOSED BY THE AMENDMENT IS SHOWN IN BOLD FACE.

     Following is a summary of the Amendment:

COMMITTEE

     The Plan is administered by a Committee (the "Committee") appointed by the Board of Directors. The Plan presently provides that the Committee has to meet the standards of Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Amendment provides that the Committee must consist of two or more members of the Board of Directors, each of whom is a "non-employee director" as defined under Rule 16b-3 of the Rules and Regulations under the Exchange Act and, in addition, must be an "outside director" as defined under Section 162(m) of the Code and the Regulations. Under the Regulations, in order to be an "outside director" a director of the Company cannot be a current employee or a former employee of the Company receiving compensation for prior services during the taxable year, cannot have been an officer of the Company, and cannot receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director.

     Subject to the provisions of the Plan, the Committee determines from those eligible to be Participants under the Plan the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of such grants or awards. The only established criterion to determine eligibility under the Plan is that individuals must be key employees (including officers who are also key employees) of the Company or a Subsidiary. In addition, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for its administration, all subject to the provisions of the Plan.

MAXIMUM NUMBER OF SHARES GRANTED UNDER THE PLAN

     Although the Plan limits the maximum number of shares of stock which may be issued pursuant to restricted stock awards or with respect to which stock options or stock appreciation rights may be granted under the Plan, there is no limitation as to the number of grants of stock options or stock appreciation rights to any Participant.

     The Regulations provide that in order for compensation attributable to stock options or stock appreciation rights to be treated as performance-based, the plan under which the options or rights are granted must specify the maximum number of shares with respect to which stock options or stock appreciation rights may be granted during a specified period to any employee. Accordingly, the Amendment would amend Paragraph 5 of the Plan to provide that the maximum number of shares with respect to which stock options or stock appreciation rights may be granted to any Participant during any calendar year shall not exceed 200,000 shares, subject to adjustments as provided in Paragraph 5 to reflect stock dividends and similar events.

OPTION PRICE

     Paragraph 10 of the Plan provides that with respect to a Nonqualified Option, the option price may not be less than 50% of the fair market value of the stock on the date such option is granted. The Regulations provide that in order to be performance-based, the exercise price of a stock option must be equal to or greater than the fair market value of the underlying shares on the date the stock option is granted. Accordingly, the Amendment would amend Paragraph 10 of the Plan to provide that with respect to a Nonqualified Option, the option price would not be less than 100% of the fair market value of the stock on the date such option is granted.

APPROVAL BY SHAREHOLDERS

     The Amendment provides that, except as amended, the Plan is reaffirmed in its entirety and shall remain in full force and effect.

     The Amendment will become effective upon the approval of a vote of the majority of the outstanding shares of Common Stock of the Company at this Annual Meeting of Shareholders. Abstentions, withheld votes and broker non-votes will not be deemed votes cast for approval. If the Amendment is not approved, the Plan would remain in effect but any remuneration received by a named Executive Officer on account of a stock option or stock appreciation right granted after the Annual Meeting of Shareholders would not be deductible by the Company for federal income tax purposes to the extent that such remuneration, plus the named Executive Officer's other remuneration for a taxable year, exceeds $1 million.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE HANDLEMAN COMPANY 1992 PERFORMANCE INCENTIVE PLAN.

                              III.  OTHER MATTERS

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

     Coopers & Lybrand L.L.P. is the independent public accountant for the Company and its subsidiaries and has reported on the Company's consolidated financial statements for the fiscal year ended May 3, 1997. The Company's independent public accountant is appointed by the Board of Directors after receiving recommendations from the Audit Committee. Coopers & Lybrand L.L.P. has been reappointed for fiscal year 1998.

     Representatives from Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

OTHER PROPOSALS

     Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the Meeting by others. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

     A shareholder proposal which is intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by March 9, 1998.


                                     By Order of the Board of Directors,




                                     LEONARD A. BRAMS, Secretary

Dated:  July 30, 1997

                                                                      APPENDIX A
                               HANDLEMAN COMPANY
                        1992 PERFORMANCE INCENTIVE PLAN

1. DEFINITIONS:  As used herein, the following definitions shall apply:

   (a) "Plan shall mean this Handleman Company 1992 Performance Incentive Plan.

   (b) "Corporation" shall mean Handleman Company, a Michigan corporation, or any successor thereof.

   (c) "Committee" shall mean a committee (strike out copy) (meeting the standard of Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar successor rule, appointed by the Board of Directors of the Corporation to administer the Plan or, if no such committee is appointed, the Board of Directors as whole) CONSISTING OF TWO OR MORE MEMBERS OF
       THE BOARD OF DIRECTORS OF THE CORPORATION, EACH OF WHOM (1) SHALL BE AN "OUTSIDE DIRECTOR" AS DEFINED UNDER SECTION 162(M) OF THE CODE (AS HEREINAFTER DEFINED, AND THE TREASURY REGULATIONS THEREUNDER, AND (2) SHALL BE A "NON-EMPLOYEE DIRECTOR" AS DEFINED UNDER RULE 16B-3 OF THE RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") OR ANY SIMILAR OR SUCCESSOR PROVISION, AS APPOINTED BY THE BOARD OF DIRECTORS OF THE CORPORATION TO ADMINISTER THE PLAN.

   (d) "Participant" shall mean any individual designated by the Committee under Paragraph 6, for participation in the Plan.

   (e) "Nonqualified Option" shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in
       Section 422A of the Internal Revenue of 1986, as amended (the "Code").

   (f) "Incentive Option" shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option set forth in Section 422A of the Code.

   (g) "Stock appreciation right" shall mean a right to receive the appreciation in value, or percent thereof of a specified number of shares of the Common Stock of the Corporation, as provided in Paragraph 12.

   (h) "Subsidiary" shall mean any corporation in which the Corporation owns, directly or indirectly, stock possessing more than twenty-five percent of the combined voting power of all classes of stock.

   (i) "Restricted stock award" shall mean a grant of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

2. PURPOSE OF PLAN: The purpose of the Plan is to provide key employees (including officers who are also key employees) of the Corporation and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees.

3. ADMINISTRATION: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock options, stock appreciation rights and restricted stock. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

4. INDEMNIFICATION OF COMMITTEE MEMBERS: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option, stock appreciation right or restricted stock granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

5. MAXIMUM NUMBER OF SHARES SUBJECT TO PLAN: At any given time, the maximum number of shares of stock which may be issued pursuant to restricted stock awards or with respect to which stock options or stock appreciation rights may be granted under the Plan shall be the total of:

   (a) 5% of the number of shares of Common Stock of the Corporation that were outstanding as of the end of the immediately preceding fiscal year of the Corporation (rounded downward, if necessary to eliminate fractional shares), minus the sum of :

       (1) the number of shares of restricted stock awarded during the period consisting of the immediately preceding four complete fiscal years of the Corporation and its then-current fiscal year to date (the "Adjustment Period");


       (2) the number of shares with respect to which stock options were granted during the Adjustment Period; and

       (3) the number of shares with respect to which stock appreciation rights were granted during the Adjustment Period, plus,

       (b) the number of shares with respect to which stock options or stock appreciation rights granted during the Adjustment Period have since expired or terminated for any reason other than exercise of such stock options (or related stock appreciation right) or such stock appreciation rights.

In addition to the foregoing, in no event may the total number of shares covered by outstanding Incentive Options granted under the Plan, plus the number of shares issued pursuant to exercise of Incentive Options, whenever granted, exceed 900,000 shares. FURTHERMORE, THE MAXIMUM NUMBER OF SHARES WITH RESPECT TO WHICH STOCK OPTIONS OR STOCK APPRECIATION RIGHTS MAY BE GRANTED TO ANY PARTICIPANT DURING ANY CALENDAR YEAR SHALL NOT EXCEED 200,000 SHARES (SUBJECT TO ADJUSTMENTS AS PROVIDED IN THIS PARAGRAPH 5).

The number of shares with respect to which a stock appreciation right is granted during the Adjustment Period, but not the number of shares which the Corporation delivers or could deliver to a Participant upon exercise of a stock appreciation right, shall be charged against the aggregate number of shares available at any time under the Plan; provided, however, that in the case of a stock appreciation right granted during the Adjustment Period in conjunction with a stock option under circumstances in which the exercise of the stock appreciation right results in termination of the stock option and vice versa, only the number of shares subject to the stock option shall be charged against the aggregate number of shares available at any time under the Plan.

The number of shares subject to each outstanding stock option or stock appreciation right or restricted stock award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, and the aggregate number of shares available at any time under the Plan shall be subject to such adjustment as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option, stock appreciation right, or restricted stock award.

6. PARTICIPANTS: The Committee shall determine and designate from time to time, in its sole discretion, those key employees (including officers who are also key employees) of the Corporation or any Subsidiary to whom stock options, stock appreciation rights, or restricted stock are to be granted or awarded and who thereby become Participants under the Plan.

7. WRITTEN AGREEMENT: Each stock option, stock appreciation right and restricted stock award shall be evidenced by a written agreement between the Corporation and the Participant and shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

8. ALLOTMENT OF SHARES: The Committee shall determine and fix the number of shares of stock with respect to which each Participant may be granted stock options and stock appreciation rights and the number of shares of restricted stock which each Participant may be awarded; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or subsidiary corporation of the Corporation) exceeding $100,000.

9. STOCK OPTIONS: Subject to the terms of the Plan, the Committee may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof. Each option granted under the Plan shall designate the number of shares covered thereby, if any, with respect to which the option is an Incentive Option, and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option.

10. STOCK OPTION PRICE: Subject to the rules set forth in this Paragraph 10, at the time any stock option is granted, the Committee shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 425(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than (strike out) (50%) 100% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation's stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

11. PAYMENT OF STOCK OPTION PRICE: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation or by a promissory note payable to the order of the Corporation which is acceptable to the Committee, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such a promissory note in the amount of the unpaid exercise price. Such payment may also be made in such other manner as the Committee determines is appropriate, in its sole discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

12. STOCK APPRECIATION RIGHTS: Subject to the terms of the Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A stock appreciation right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the stock appreciation right to the extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the number of shares with respect to which the stock appreciation right is exercised. Alternatively, a stock appreciation right granted in conjunction with a stock option may be an additional right wherein both the stock appreciation right and the stock option may be exercised; provided, however, that a stock appreciation right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Option or vice versa, unless the stock appreciation right, by its terms, meets all of the following requirements:

   (a) The stock appreciation right will expire no later than the Incentive Option;

   (b) The stock appreciation right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the stock appreciation right is exercised;

   (c) The stock appreciation right is transferable only when the Incentive Option is transferable, and under the same conditions;

   (d) The stock appreciation right may be exercised only when the Incentive Option is eligible to be exercised; and

   (e) The stock appreciation right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

Upon exercise of a stock appreciation right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the applicable percentage, as specified in the right, of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the stock appreciation right, over (ii) the aggregate fair market value of such number of shares at the time the stock appreciation right was granted. This amount shall be payable by the Corporation, in the sole discretion of the Committee or as provided in the grant of the right, in cash, in shares of Common Stock of the Corporation or any combination thereof, at the times provided in the grant of right.

13. GRANTING AND EXERCISE OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS: Each stock option and stock appreciation right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant; provided, however, that no stock appreciation right or stock option granted in conjunction therewith may be exercisable prior to the expiration of six months from the date of grant unless the Participant dies or becomes disabled prior thereto. If a Participant who is granted a stock appreciation right is a person who is regularly required to report his ownership and changes in ownership of Common Stock of the Corporation to the Securities and Exchange Commission and is subject to short-swing profit liability under the provisions of Section 16(b) of the Exchange Act, then any election to exercise as well as any actual exercise of his stock appreciation right shall be made only during the period beginning on the third business day and ending on the twelfth business day following the release for publication by the Corporation of quarterly or annual summary statements of sales and earnings. Notwithstanding anything contained in the Plan to the contrary, stock appreciation rights shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3(e), or any replacement rule, adopted pursuant to the provisions of the Exchange Act. In addition, the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

A Participant may exercise a stock option or stock appreciation right, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by full payment for the shares with respect to which the stock option is exercised. Except as provided in Paragraph 17, stock options and stock appreciation rights may be exercised only while the Participant is an employee of the Corporation or a Subsidiary.

Successive stock options and stock appreciation rights may be granted to the same Participant, whether or not the stock option(s) and stock appreciation right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or a stock appreciation right, if then exercisable, notwithstanding that stock options and stock appreciation rights previously granted to such Participant remain unexercised.

14. NON-TRANSFERABILITY OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS: No stock option or stock appreciation right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and such option and stock appreciation right shall be exercisable, during the lifetime of the Participant, only by the Participant.

15. TERM OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS: If not sooner terminated, each stock option and stock appreciation right granted hereunder shall expire not more than 10 years from the date of the granting thereof; provided, however, that with respect to an Incentive Option or a related stock appreciation right granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 425(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or any parent or subsidiary, such option and stock appreciation right shall expire not more than five (5) years after the date of granting thereof.

16. CONTINUATION OF EMPLOYMENT: The Committee may require, in its discretion, that any Participant under the Plan to whom a stock option or stock appreciation right shall be granted shall agree in writing as a condition of the granting of such stock option or stock appreciation right to remain in the employ of the Corporation or a Subsidiary for a designated minimum period from the date of the granting of such stock option or stock appreciation right as shall be fixed by the Committee.

17. TERMINATION OF EMPLOYMENT: If the employment of a Participant by the Corporation or a Subsidiary shall be terminated, the Committee may, in its discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (i) for a period not to exceed one year following such termination of employment with respect to Incentive Options, and (ii) for a period not to extend beyond the expiration date with respect to Nonqualified Options; provided, however, that no Incentive Option or related stock appreciation right may be exercised after three months following a Participant's termination of employment, unless such termination of employment is due to the Participant's death or permanent disability, in which event the Incentive Option and related stock appreciation right may be permitted to be exercised for up to one year following the Participant's termination of employment for such reason. In no event, however, shall a stock option or stock appreciation right be exercisable subsequent to its expiration date and, furthermore, a stock option or stock appreciation right may only be exercised after termination of a Participant's employment to the extent exercisable on the date of termination of employment.

18. RESTRICTED STOCK AWARDS: Subject to the terms of the Plan, the Committee may award shares of restricted stock to Participants. All shares of restricted stock granted to participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

   (a) At the time of each award of restricted shares, there shall be established for the shares a restricted period, which shall be no less than six months. Such restricted period may differ among Participants and may have different expiration dates with respect to portions of shares covered by the same award.

   (b) Shares of restricted stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares.

       Except for such restrictions on transfer, a Participant shall have all of the rights of a stockholder in respect of restricted shares awarded to him including, but not limited to, the right to receive dividends on, and the right to vote, the shares.

   (c) If a Participant ceases to be employed by the Corporation or a Subsidiary for any reason other than death or permanent disability, all shares theretofore awarded to the Participant which are still subject to the restrictions imposed by Paragraph 18(b) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event such employment is terminated by action of the Corporation or a Subsidiary without cause or by agreement between the Corporation or a Subsidiary and the Participant, the Committee may, in its discretion, release some or all of the shares from the restrictions.

   (d) If a Participant ceases to be employed by the Corporation or a Subsidiary by reason of death or permanent disability, the restrictions imposed by Paragraph 18(b) shall lapse with respect to shares then subject to such restrictions, unless otherwise determined by the Committee.

   (e) Stock certificates shall be issued in respect of shares of restricted stock awarded hereunder and shall be registered in the name of the Participant. Such certificates shall be deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

   (f) At the expiration of the restricted period applicable to the shares, the Corporation shall deliver to the Participant or the legal representative of the Participant's estate the stock certificates deposited with it or its designee and as to which the restricted period has expired. If a legend has been placed on such certificates, the Corporation shall cause such certificates to be reissued without the legend.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation, any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted shares shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted shares and shall be deposited with the Corporation or its designee.

19. INVESTMENT PURPOSE: If the Committee in its discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder (whether by reason of the exercise of stock options or stock appreciation rights or the award of restricted shares) and as a condition to the Corporation's obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant's acquisition of shares of stock shall be for such person's own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or
(b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under this Plan.

20. RIGHTS TO CONTINUED EMPLOYMENT: Nothing contained in the Plan or in any stock option, stock appreciation right or restricted stock granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment by the Corporation or a Subsidiary as an employee nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person's employment as an employee at any time with or without cause.

21. WITHHOLDING PAYMENTS: If upon the exercise of a Nonqualified Option or stock appreciation right, or upon the award of restricted stock or the expiration of restrictions applicable to restricted stock, or upon a disqualifying disposition (within the meaning of Section 422A of the Code) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation or a Subsidiary any amount for income tax withholding, in the Committee's sole discretion, either the Corporation shall appropriately reduce the amount of stock or cash to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to reimburse it for such income tax withholding. The Committee may in its sole discretion, permit Participants to satisfy such withholding obligations in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation upon exercise of a stock option or stock appreciation right or upon award of restricted stock appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to exercise of a stock option or stock appreciation right or award of restricted stock, to reimburse the Corporation for such income tax withholding, subject to such rules and regulations as the Committee may adopt. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.

22. EFFECTIVENESS OF PLAN: The Plan shall be effective as of June 22, 1992; provided that the shareholders of the Corporation approve the Plan within 12 months of that date. Stock options, stock appreciation rights and restricted stock may be granted or awarded prior to shareholder approval of the Plan, but each such stock option, stock appreciation right or restricted stock grant or award shall be subject to shareholder approval of the Plan. No stock option or stock appreciation right may be exercised prior to shareholder approval, and any restricted stock awarded is subject to forfeiture if such shareholder approval is not obtained.

23. TERMINATION, DURATION AND AMENDMENTS OF PLAN: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate on the date ten years after its adoption by the Board of Directors, and no stock options, stock appreciation rights or restricted stock may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option, stock appreciation right or restricted stock outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), change the class of persons eligible to be Participants under the Plan or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) change the stock option price (except as contemplated by Paragraph 5) or alter or impair any stock option, stock appreciation right, or restricted stock which shall have been previously granted or awarded under the Plan, without the consent of the holder thereof.

As adopted by the Board of Directors on June 22, 1992.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               HANDLEMAN COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 9, 1997

         PROXY SOLICITED BY THE BOARD OF DIRECTORS OF HANDLEMAN COMPANY

        David Handleman, Richard H. Cummings, and Alan E. Schwartz and each of them, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders to be held September 9, 1997, and at any adjournment thereof:

1. THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

ELECTION OF               [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
DIRECTORS                     (except as marked to the contrary below)          to vote for all nominees listed
                                                                                below

        Stephen Strome         James B. Nicholson         Lloyd E. Reuss

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

     ----------------------------------------------------------------------

2. THE BOARD RECOMMENDS A VOTE FOR AN AMENDMENT TO THE HANDLEMAN COMPANY 1992 PERFORMANCE INCENTIVE PLAN TO MEET CERTAIN REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986 AND THE TREASURY REGULATIONS THEREUNDER.

   FOR [ ] or AGAINST [ ] the proposal to amend the Handleman Company 1992 Performance Incentive Plan. [ ] ABSTAIN

3. In their discretion with respect to any other matters that may properly come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE AND FOR THE AMENDMENT TO THE HANDLEMAN COMPANY 1992 PERFORMANCE INCENTIVE PLAN.

                   (Continued and to be signed on other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side)

        THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH STOCK, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXIES, OR THEIR SUBSTITUTES, MAY DO BY VIRTUE HEREOF. IF ONLY ONE ATTORNEY AND PROXY SHALL BE PRESENT AND ACTING, THEN THAT ONE SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID ATTORNEYS AND PROXIES.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SAID ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT RELATING THERETO AND THE ANNUAL REPORT FOR 1997.

                                              Dated:                     , 1997
                                                    ---------------------

                                              ---------------------------------

                                              ---------------------------------
                                              (Signature(s) of Shareholders(s))

                                              The signature(s) of shareholder(s)
                                              should correspond exactly with the
                                              name(s) stenciled hereon. Joint
                                              owners should sign individually.
                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give your full
                                              title as such.

                                                  PLEASE PROMPTLY DATE, SIGN
                                                  AND MAIL THIS PROXY IN THE
                                                      ENCLOSED ENVELOPE.